Exhibit 10.1

Execution Copy

AGREEMENT

THIS AGREEMENT is made as of January 19, 2011 by and among the following parties (individually a “Party” and collectively the “Parties”):

(1)           Isle of Capri Casinos, Inc., a Delaware corporation (the “Company”); and

(2)           Mr. Jeffrey D. Goldstein, Mr. Robert S. Goldstein, Mr. Richard A. Goldstein, and GFIL Holdings, LLC, a Delaware limited liability company (“GFIL” and, together with Mr. Jeffrey D. Goldstein, Mr. Robert S. Goldstein and Mr. Richard A. Goldstein, individually a “Goldstein Family Party” and collectively the “Goldstein Family Parties”).

Capitalized terms used herein but not otherwise defined shall have the meaning set forth in Article 1 of this Agreement.

RECITALS

WHEREAS, as of the date of this Agreement, the Goldstein Family Parties Beneficially Own, and have the right to vote, 16,297,592 shares of the Company’s common stock, par value $.01 per share (the “Company Common Stock”), representing approximately 49.5% of the outstanding Company Common Stock on the date hereof;

WHEREAS, on April 30, 2010, the Company received a letter from counsel to the Goldstein Family Parties requesting that the Company give appropriate consideration to the effects of possible future issuances of common stock on the Goldstein Family Parties’ interests (the “April 30th Request”);

WHEREAS, the Board of Directors of the Company (the “Board”) created a special committee of the Board of Directors (the “Special Committee”), composed entirely of independent, non-interested directors, to consider, with the assistance of independent legal and financial advisors, the effects of possible future issuances of common stock on the Goldstein Family Parties’ interests;

WHEREAS, the Goldstein Family Parties reiterated the April 30th Request at the January 12, 2011 meeting of the Company’s Board of Directors; and

WHEREAS, the Company and the Goldstein Family Parties have agreed that it is in their mutual interests to enter into this Agreement, pursuant to which, among other things (i) the Board has agreed to recommend that the Company’s stockholders adopt, and submit to the Company’s stockholders for their consideration, approval and adoption at a special meeting of the Company’s stockholders, including any adjournment thereof (the “Special Meeting”), certain amendments to the Company’s Certificate of Incorporation in substantially the form set forth in Exhibit A hereto (the “Charter Amendments”), (ii) the Board has agreed to approve and adopt all necessary amendments to the By-Laws to be consistent with the terms of this Agreement and the Charter Amendments, and (iii) the Company has agreed to nominate certain of the Goldstein Family Parties or their designees as specified herein for election to the Board.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1.            In addition to the other definitions contained elsewhere in this Agreement, the following terms shall have the meanings specified below for the purposes hereof:

(a)           “Affiliate” has the meaning ascribed to it in Rule 12b-2 promulgated under the Exchange Act.

(b)           “By-Laws” means the by-laws of the Company, as the same may be amended from time to time.

(c)           “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may the same may be amended from time to time.

(d)           “Beneficial Owner” and “Beneficially Own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, however, that for purposes of this Agreement, any option, warrant, right, conversion privilege or arrangement to purchase, acquire or vote Voting Securities, regardless of the time period during, or the time at which, it may be exercised, and regardless of the consideration paid, shall be deemed to give the holder thereof beneficial ownership of the Voting Securities to which it relates.

(e)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC under such statute.

(f)            “Goldstein Family Group” means collectively (i) each of the Goldstein Family Parties, (ii) the spouse, child (including any personal legally adopted before the age of five), or grandchild of any of Mr. Bernard Goldstein, Mr. Jeffrey D. Goldstein, Mr. Robert S. Goldstein and/or Mr. Richard A. Goldstein, and (iii) any entity in which all of the equity interests in and all of the beneficial interests of which are owned by a person or entity described in subparagraph (i) or (ii) above.

(g)           “Nomination Expiration Date” means the earlier to occur of:  (1) the tenth anniversary of the date of this Agreement; and (2) such time as the sum of (i) and (ii) below do not equal in the aggregate at least 22.5% of the then outstanding shares of Company Common Stock, not including any shares of the Company’s Class B Common Stock or shares of Common Stock issued upon conversion of any preferred stock:

(i) the total number of Physical Shares of Company Common Stock directly owned by members of the Goldstein Family Group (other than GFIL) in the aggregate; and

(ii) the total number of Physical Shares of Company Common Stock owned by GFIL multiplied by a fraction, the numerator of which is equal to the total number of Physical Shares of the membership interests of GFIL directly owned by members of the Goldstein Family Group and the denominator of which is equal to the then total outstanding membership interests of GFIL.

For example, if GFIL owns Physical Shares of Company Common Stock equal to 45% of the then outstanding shares of Company Common Stock and members of the Goldstein Family Group own in the aggregate Physical Shares of membership interests of GFIL equal to 50% of the then outstanding membership interests of GFIL, the Goldstein Family Group is deemed to own Physical Shares of Company Common Stock equal to 22.5% of the then outstanding shares of Company Common Stock.

(h)           “Person” means a natural person or any legal, commercial or governmental entity, including, but not limited to, a corporation, partnership, joint venture, trust, limited liability company, group acting in concert or any person acting in a representative capacity.

(i)            “Physical Shares” means shares, units or interests of a corporation or other entity (such as a limited liability company, limited partnership or trust) Beneficially Owned by any Person as to which such Person directly or indirectly has voting and investment power and which are held either of record by such Person or through a broker, dealer, agent, custodian or other nominee who is the holder of record of such shares.  For the avoidance of doubt, it is understood that (i) “Physical Shares” shall not include shares Beneficially Owned by any Person solely as a result of the operation of (x) the proviso in Section 1.1(d) hereof or (y) Rule 13d-3(d)(1)(i)(A)-(B) promulgated under the Exchange Act, and (ii) the fact that shares are held in a margin account or are pledged as collateral pursuant to customary loan documentation shall not prevent such shares from being considered Physical Shares unless and until such shares are liquidated pursuant to a margin call or otherwise foreclosed upon by the applicable broker, lender or other third party.

(j)            “SEC” means the United States Securities and Exchange Commission.

(k)           “Voting Securities” means any securities of the Company entitled, or which may be entitled, to vote in the election of directors, or securities convertible into or exercisable or exchangeable for such securities, whether or not subject to passage of time or other contingencies.

ARTICLE 2

CERTAIN REPRESENTATIONS AND WARRANTIES

Section 2.1.            Representations and Warranties of the Company.  The Company represents and warrants to each of the Goldstein Family Parties as follows.

(a)           The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           None of the execution and delivery of this Agreement by the Company, the consummation by the Company of any of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof (i) conflicts with, or results in any breach of, any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any governmental entity, except in the case of clauses (ii) and (iii) where such violations or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any governmental entity would not, individually or in the aggregate, materially impair the ability of the Company to perform this Agreement.

Section 2.2.            Representations and Warranties of the Goldstein Family Parties.  Each of the Goldstein Family Parties represents and warrants to the Company as follows.

(a)           As of the date hereof, the Goldstein Family Group has Beneficial Ownership of the Voting Securities set forth on Schedule A to this Agreement.  As of the date hereof, none of the Goldstein Family Parties Beneficially Owns any Voting Securities other than the Voting Securities set forth on Schedule A.  As of the date of this Agreement, all of the equity interests in and all of the beneficial interests in each entity in the Goldstein Family Group that is not a natural person are Beneficially Owned by Mr. Jeffrey D. Goldstein, Mr. Robert S. Goldstein, Mr. Richard A. Goldstein and/or the spouse, child (including a person legally adopted before the age of five), or grandchild of any of Mr. Bernard Goldstein (deceased), Mr. Jeffrey D. Goldstein, Mr. Robert S. Goldstein, Mr. Richard A. Goldstein.

(b)           Each of the Goldstein Family Parties has the requisite power to agree to all of the matters set forth in this Agreement with respect to the Company Common Stock it Beneficially Owns, and has the full authority to vote, transfer and hold all the Company Common Stock it Beneficially Owns, with no limitations, qualifications or restrictions on such power, subject to applicable securities laws, applicable employee benefit plans of the Company and the terms of this Agreement.

(c)           Each of the Goldstein Family Parties has the legal capacity and authority to enter into this Agreement and to perform all of its obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by each of the Goldstein Family Parties and constitutes a valid and binding agreement of each of the Goldstein Family Parties, enforceable against each of the Goldstein Family Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)           None of the execution and delivery of this Agreement by any of the Goldstein Family Parties, the consummation by any of the Goldstein Family Parties of any of the transactions contemplated hereby or compliance by any of the Goldstein Family Parties with any of the provisions hereof (i) conflicts with, or results in any breach of, any organizational documents applicable to any of the Goldstein Family Parties, (ii) violates any order, writ, injunction, decree, judgment, law, statute, rule or regulation applicable to any of the Goldstein Family Parties or any member’s properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any governmental entity, except in the case of clauses (ii) and (iii) where such violations or failures to make or obtain any filing with, or permit, authorization, consent or approval of, any governmental entity would not, individually or in the aggregate, materially impair the ability of any of the Goldstein Family Parties to perform this Agreement.

(e)           Except as permitted by this Agreement, the shares of Company Common Stock currently held by the Goldstein Family Parties are free and clear of all liens, proxies, powers of attorney, voting trusts and voting agreements and arrangements (collectively, “liens”), except for any such liens arising hereunder, under any applicable employee benefit plans of the Company, or under applicable federal and state securities laws and/or liens that are not material to performance of any of the obligations of the Goldstein Family Group under this Agreement.

(f)            Each of the Goldstein Family Parties has consulted with counsel of its choice in connection with its decision to enter into and be bound by this Agreement or waived its right to so consult.

ARTICLE 3

ACTIONS BY THE PARTIES

Section 3.1.            Governance Amendments.  The Company, at its expense, shall (i) as promptly as is reasonably practicable (and, in any event within 60 days of the date of this Agreement unless the Special Meeting Proxy Statement (as defined below) is reviewed by the SEC in which event the Company shall use commercially reasonable efforts in good faith to resolve any SEC comments at the earliest practicable time) call and hold the Special Meeting and submit for approval by the Company’s stockholders at the Special Meeting the Charter Amendments, (ii) use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to effect (A) the Charter Amendments, including, without limitation, the Board approving and declaring advisable the Charter Amendments, recommending that the Company’s stockholders approve and adopt the Charter Amendments

(and not withdrawing such Board recommendation, making any statements or taking any action inconsistent with such recommendation), preparing and disseminating a proxy statement to the Company’s stockholders (the “Special Meeting Proxy Statement”) (which Special Meeting Proxy Statement shall include such Board recommendation and all necessary information with respect to the Charter Amendments), filing such Special Meeting Proxy Statement with the SEC (which Special Meeting Proxy Statement shall be so filed with the SEC within 20 days of the date of this Agreement), using commercially reasonable efforts to solicit proxies in favor of approval of the Charter Amendments (including retaining a qualified proxy solicitation firm to assist in the solicitation of proxies) and, subject to receipt of the required stockholder approval, filing with the State of Delaware of an amendment to the Certificate of Incorporation reflecting the Charter Amendments and (B) the adoption of all necessary amendments to the By-Laws to be consistent with the terms of this Agreement and the Charter Amendments (including, without limitation, the amendments set forth on Exhibit B) (the “By-Law Amendments”), and (iii) not less than two business days prior to the scheduled date of the Special Meeting, notify the Goldstein Family Parties of proxies received in respect of the approval of the Charter Amendments at the Special Meeting, and, if such proxies are insufficient to approve the Charter Amendments, upon the request of any Goldstein Family Party prior to the time of the Special Meeting the Company shall take all commercially reasonable actions to cause the Special Meeting to be adjourned prior to a vote on the Charter Amendments for a period of not less than 20 days to permit solicitation of additional proxies by the Company in favor of approval of the Charter Amendments.

Notwithstanding the forgoing, if either (1) an Underwriting Agreement (or similarly titled agreement) with Deutsche Bank Securities Inc. with respect to the purchase by Deutsche Bank Securities Inc. of common stock of the Company, resulting in an aggregate public offering price (without consideration of any underwriting discounts, commissions or expenses) of at least $50 million is not executed on or prior to January 31, 2011 (or such later date as may be mutually agreed to by the Company and the Goldstein Family Parties), or (2) the Charter Amendments are not approved by the stockholders at the Special Meeting (or any adjournment thereof), neither the Company nor the Goldstein Family Parties shall have any further obligations hereunder (an “Abandonment”).  Not less than one business day prior to filing the Special Meeting Proxy Statement with the SEC, the Company shall furnish copies of such document to the Goldstein Family Parties and their counsel for their review and comment.

Section 3.2.            Actions by the Goldstein Family Parties.

(a)           Each Goldstein Family Party who is a director of the Company shall vote to adopt the Charter Amendments at the Board meeting at which they are considered or by written consent.  Each Goldstein Family Party shall at the Special Meeting vote all of the shares of Company Common Stock with respect to which such Goldstein Family Party has the right to vote in favor of the Charter Amendments.  In the case of an Abandonment, each Goldstein Family Party shall take all steps reasonably requested by the Company to effect the Abandonment.

(b)           Each Goldstein Family Party shall take all actions reasonably requested by the Company to support the Company’s efforts to raise capital through the issuance of additional shares of Company Common Stock.

(c)           At all times until the Nomination Expiration Date, all of the equity interests in and all of the beneficial interests in each entity in the Goldstein Family Group that is not a natural person (other than GFIL) will be Beneficially Owned by Mr. Jeffrey D. Goldstein, Mr. Robert S. Goldstein, Mr. Richard A. Goldstein and/or the spouse, child (including any personal legally adopted before the age of five), or grandchild of any of Mr. Bernard Goldstein, Mr. Jeffrey D. Goldstein, Mr. Robert S. Goldstein and/or Mr. Richard A. Goldstein.

Section 3.3.            Director Nominations.

(a)           Effective upon the filing with the Secretary of State of the Charter Amendments, Messrs. Jeffrey D. Goldstein, Robert S. Goldstein and Richard A. Goldstein (or such other persons as determined in accordance with Section 3.3(c)) (collectively, the “Goldstein Directors”) shall be appointed to Classes I, II and III of the Board, respectively.

(b)           Prior to the Nomination Expiration Date, upon each subsequent election of the class of directors to which each of the Goldstein Directors is appointed pursuant to Section 3.3(a), the Company shall take all action reasonably necessary for the Board to nominate and recommend for election as a director of the Company each of the Goldstein Directors, subject to each Goldstein Director satisfying and continuing to satisfy applicable Nasdaq requirements and other applicable law.

(c)           Prior to the Nomination Expiration Date, in the event that any of the Goldstein Directors dies or becomes legally incapacitated, the Company shall take all action reasonably necessary to nominate for election as a director of the Company any descendant of Bernard Goldstein (including a person legally adopted before the age of five) who is suitable to serve as a director of the Company pursuant to applicable Nasdaq requirements and other applicable law and designated by the remaining Goldstein Directors who then are competent; provided, however, that if the Company’s Board reasonably objects to such designee another descendant reasonably acceptable to the Board may be so designated by the remaining qualified Goldstein Directors.  For the avoidance of doubt, the Company may at any time or from time to time increase or decrease the size of the Board and/or change its composition, provided that such increase or decrease may not affect the tenure of any Goldstein Director or any director nominated pursuant to this subsection (c) or any of the Company’s obligations under this Section 3.3.

(d)           Prior to the Nomination Expiration Date, the Company shall schedule and hold its annual shareholders meeting with respect to the election of directors in accordance with its past practices and shall not delay its annual shareholder meetings in a manner which deprives the Goldstein Family Parties of the benefits of this Section 3.3. Nothing herein shall prevent the Company from changing its fiscal year end if deemed advisable by the Company’s Board.

(e)           It is understood and agreed that this Section 3.3 shall, without any further action of any Party, automatically terminate and be of no further force and effect immediately upon (i) the occurrence of an Abandonment or (ii) failure of the stockholders of the Company to approve the Charter Amendments at the Special Meeting.

Section 3.4.            Future Share Acquisitions.  Nothing in this Agreement shall be deemed to restrict the ability of the Goldstein Family Group or any member of the Goldstein Family Group to acquire additional shares of Company Common Stock or the ability of the Board to act in a manner consistent with its fiduciary duties and in the best interest of all the Company’s stockholders with respect to acquisitions of Company Common Stock by any Person.  It is understood and agreed that this Section 3.4 shall, without any further action of any Party, automatically terminate and be of no further force and effect immediately upon the occurrence of an Abandonment.

ARTICLE 4

MISCELLANEOUS

Section 4.1.            Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with respect to its subject matter and supersedes any and all prior representations, agreements or understandings, whether written or oral, between or among any of them with respect to such subject matter.  This Agreement may be amended only by a written agreement duly executed by the Parties. During any period in which the Company has a class of equity securities listed on a national securities exchange, any material amendment to this Agreement must be approved by a majority of the independent, non-interested directors of the Company, or a special committee of the Board comprised solely of independent, non-interested directors.

Section 4.2.            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

If to the Company:

Isle of Capri Casinos, Inc.
600 Emerson Drive, Suite 300
St. Louis, Missouri 63141
Facsimile: (314) 813-9467
Attention: Chief Executive Officer

with a copy to:

Isle of Capri Casinos, Inc.
600 Emerson Drive, Suite 300
St. Louis, Missouri 63141
Facsimile: (314) 813-9481
Attention: General Counsel

If to the Goldstein Family Parties:

Robert S. Goldstein
700 Office Parkway
St. Louis, Missouri 63141
Facsimile: (314) 872-2461
Attention: Robert S. Goldstein

with a copy to:

Robert G. Ellis
2117 State St.
Bettendorf, Iowa 52722
Facsimile: (563) 344-5317
Attention: Robert G. Ellis

and

Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Facsimile: (314) 552-7072
Attention: Thomas A. Litz, Esq.

Section 4.3.            Governing Law and Venue; Submission to Jurisdiction.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws.  Each Party irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware (the “Chosen Court”), for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party agrees to commence any action, suit or proceeding relating hereto in the Chosen Court.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in such Chosen Court that any such action, suit or proceeding brought in such Chosen Court has been brought in an inconvenient forum.  Each Party further irrevocably consents to and grants the Chosen Court jurisdiction over the person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.2 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.  The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Section 4.4.            Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY WAY ARISING

OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.5.            Specific Performance.  Each of the Goldstein Family Parties, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the  Goldstein Family Parties or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

Section 4.6.            Assignment.  This Agreement may not be assigned by any Party without the prior written consent of the other Parties.  This Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the Parties.  This Agreement shall confer no rights or benefits upon any Person other than the Parties.

Section 4.7.            Waiver.  Any waiver by any Party of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.

Section 4.8.            Counterparts.  This Agreement may be executed in one or more counterparts, and by facsimile or .pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 4.9.            Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties, through their respective duly authorized representative, as of the date first above written.

ISLE OF CAPRI CASINOS, INC.

By:	/s/ James B. Perry
Name: James B. Perry
Title: Chief Executive Officer

GFIL HOLDINGS, LLC

By:	/s/ Jeffrey D. Goldstein
Name: Jeffrey D. Goldstein
Title: Manager

/s/ Jeffrey D. Goldstein
JEFFREY D. GOLDSTEIN

/s/ Robert S. Goldstein
ROBERT S. GOLDSTEIN

/s/ Richard A. Goldstein
RICHARD A. GOLDSTEIN

Schedule A

Goldstein Family Group Beneficial Ownership of the Voting Securities

Record Owner/Account Name	Number of Shares

Jeffrey D. Goldstein	36,000
Richard A. Goldstein	29,465
Robert S. Goldstein	67,194
Goldstein Family Foundation	75,000
Irene Goldstein IRA	24,476
GFIL Holdings, LLC	16,065,457

Exhibit A — Charter Amendments

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ISLE OF CAPRI CASINOS, INC.

Isle of Capri Casinos, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended so that the following Article FIFTEENTH be added immediately after the existing Article FOURTEENTH:

“FIFTEENTH:

15.1)        Special Vote Requirement

(a)           The affirmative vote or consent of the holders of at least two-thirds of the voting power of the Corporation, voting as a single class, shall be required for (i) the adoption of any agreement providing for the merger or consolidation of the Corporation with or into any other corporation or entity, or similar transaction in which the shares of stock of the Corporation are exchanged for or changed into other stock or securities, cash and/or other property, (ii) the adoption of any agreement providing for the sale or lease of all or substantially all of the assets or property of the Corporation and its subsidiaries (taken as a whole), (iii) spin-off, split-up or extraordinary dividend to shareholders and (iv) the liquidation, dissolution or winding up of the Corporation. Such affirmative vote or consent shall be in addition to the votes or consents of the holders of stock of the Corporation otherwise required by law or any agreement between the Corporation and any national securities exchange.

(b)           This Section 15.1, and the terms and conditions contained herein, shall, without any action of any person or entity, automatically expire and be null and void and of no further effect upon the first to occur of (i) the Goldstein Family Group (as defined below) ceasing to hold Common Stock of the Corporation representing at least 22.5% of the Corporation’s outstanding Common Stock, not including any shares of Class B Common Stock or shares of Common Stock issued upon conversion of any Preferred Stock and (ii) the tenth anniversary of the Article 15 Effective Time (as defined below)(the time at which the first of the matters set forth in the foregoing clauses (i) and (ii) occurs is referred to herein as the “Supermajority Expiration Time”).

(c)           For purposes of this Amended and Restated Certificate of Incorporation, “Goldstein Family Group” means, collectively,  (i) Jeffrey D. Goldstein, (ii) Richard A. Goldstein, (iii) Robert S. Goldstein, (iv) GFIL Holdings, LLC, a Delaware limited liability company, (v) the spouse, child (including any personal legally adopted before the age of five), or grandchild of any of Mr. Bernard Goldstein, Mr. Jeffrey D. Goldstein, Mr. Robert S. Goldstein and/or Mr. Richard A. Goldstein, and (vi) any entity in which all of the equity interests in and all of the beneficial interests of which are owned by a person or entity described in subparagraphs (i) through (v) above.

(d)           From the Article 15 Effective Time until the Supermajority Expiration Time, the Corporation shall not amend, modify or repeal this Section 15.1 unless such amendment, modification or repeal is approved by the affirmative vote or consent of the holders of at least two-thirds of the voting power of the Corporation, voting as a single class.

15.2)        Classes of Directors

(a)           The Board of Directors of the Corporation shall be divided into three classes, designated Class I, Class II and Class III.  Each class of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors of the Corporation.  The Board of Directors is hereby authorized to assign members of the Board of Directors already in office to such classes effective upon the filing with the Secretary of State of the Certificate of Amendment to this Amended and Restated Certificate of Incorporation that provides for the inclusion of this Article 15 in this Amended and Restated Certificate of Incorporation (the “Article 15 Effective Time”); provided, that each of Jeffrey D. Goldstein, Robert S. Goldstein and Richard A. Goldstein shall be in separate classes.  The terms of the initial Class I directors shall expire at the first annual meeting of shareholders to be held after the Article 15 Effective Time; the terms of the initial Class II directors shall expire at the second annual meeting of shareholders to be held after the Article 15 Effective Time; and the terms of the initial Class III directors shall expire at the third annual meeting of shareholders to be held after the Article 15 Effective Time.

(b)           At each annual meeting of shareholders, successors to the class of directors whose terms expire at that annual meeting shall be elected for a three-year term.

(c)           A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d)           From the Article 15 Effective Time until the Supermajority Expiration Time, the Corporation shall not amend, modify or repeal this Section 15.2 unless such amendment, modification or repeal is approved by the those members of the Goldstein Family Group who hold a majority of the total shares of Common Stock of the Corporation held by the Goldstein Family Group.”

SECOND:  That the stockholders have voted in favor of this amendment in accordance with the provisions of Section 242 of the DGCL.

THIRD:  That this amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the DGCL.

***

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this            day of           , 2011.

Isle of Capri Casinos, Inc., a Delaware corporation

By:
Name:
Title:

Exhibit B — By-Law Amendments

1.             The last sentence of Section 3.1 of the Company’s By-Laws shall be amended to read in its entirety as follows:

“A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.”

2.             Section 3.2 of the Company’s By-Laws shall be amended to read in its entirety as follows:

“Vacancies on Board of Directors.  Any vacancy on the Board of Directors, including any such vacancy that results from an increase in the number of directors, may be filled by a majority of the Board of Directors then in office and any director elected to fill such a vacancy shall have the same remaining term as that of his or her predecessor.”